Exhibit 99.2

ADDENDUM “A”

TO

EMPLOYMENT AGREEMENT

of

William J. Clough, Employee

THIS ADDENDUM TO EMPLOYMENT AGREEMENT is entered into this 1st day of April 2022, by and between Orbital Energy Group, Inc., a Colorado corporation (hereinafter “OEG” or “Employer”) and William J. Clough, hereinafter (“Employee”), collectively referred to herein as the “Parties”, or in the singular as "Party.”

WHEREAS, Employee and OEG entered into an Employment Agreement dated May 14, 2019, that provides for all customary matters inter alia compensation, bonus, term, etc.

WHEREAS, Employee and OEG have agreed to modify and revise certain terms and conditions of the Employment Agreement as modified and to retain, intact, all non-modified provisions and covenants.

WHEREAS, Employee and OEG have agreed to extend the Term of the Employment Agreement for an additional 24 months.

IT IS THEREFORE AGREED:

1)

EFFECTIVE DATE. This Addendum is entered into and is effective on the date indicated above and, except as otherwise noted herein, shall remain in effect until such time as it is terminated as provided for herein.

2)	CHANGES AND MODIFICATIONS. Employee and OEG agree to change and replace the following paragraphs in the Employment Agreement as follows:

a)	Remove and Replace Paragraph Nos. 2(a), (b), & (c) as follows:

2.         Executive Compensation

(a)

Base Salary. During the Employment Period, Executive’s beginning base salary (the “Base Salary”) shall be $850,000.00 per annum, which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time). Executive’s Base Salary for any partial year will be based upon the actual number of days elapsed in such year. The Executive’s Base Salary shall be subject to annual increases by the Compensation Committee of the Board of Directors, who will take in consideration, among other things, cost-of-living, performance, and increase in shareholder returns.

(b)

Bonus Short Term Incentive Plan. Executive has a target annual bonus payment of one hundred percent (100%) of his Annual Base Salary (“Target Bonus”) during the Term. Said bonus shall be based on performance objectives, goals, and milestones agreed to by the Executive and the Compensation Committee. Executive shall have the ability to earn a larger bonus based on performance criteria and the reasonable judgment and discretion of the Compensation Committee. The Executive shall have the right, but not the obligation to have any bonuses paid in the form of restricted stock units or other equity incentive arrangements provided for under the proposed new Equity Incentive Plan. Any issuance of equity based compensation to the Executive shall be consistent with the provisions of NASDAQ Listing Rule 5635(c).

(c)

Long Term Incentive Plan (LTI). Executive shall be granted, subject to the restrictions and understandings described below, Restricted Stock Units (RSU) annually in the form of Time-Based RSU’s and/or Performance Share Units (PSU). RSU’s will issue at the average daily price of the Company’s common stock for the 5-days immediately preceding issuance of the RSU’s. Such RSU’s shall vest in annual installments equaling 1/3 of the issuance, with the first 1/3 vesting at the end of the first year from the issuance date, and 1/3 in each of the two years thereafter for this year (2022). Future RSU’s will vest 1/3 upon issuance and 1/3 in each of the two years thereafter. The RSU’s shall immediately vest in the event of an involuntary termination of the Executive by the Company for any reason other than Cause, death or disability or termination of this Agreement by Executive for Good Reason.

(i)

PSU’s are granted on April 1st of each calendar year. The number of PSU’s will be determined by the average stock price the last 10 days trading days in March. PSU’s will ‘cliff vest’ on March 31st (or the first trading day thereafter) after the three year period. The PSU’s will be based on the company’s three year total shareholder return (TSR) against its Peer Group. The amount of PSU’s cliff vesting at the end of the three year period will be multiplied by a factor of 0.50 (for lower percentile performance against peers) to a factor of 2.00 (for upper percentile performance against peers) and the number of shares is determined by the average stock price of the last ten trading days prior to March 31st of the grant date. TSR will be calculated by the increase in the stock price from the initial calendar year end to the calendar year end three years later. The stock price for the initial calendar year will be determined by the average closing stock price for all trading days in December of the prior year and the stock price for the closing calendar year will be determined by the average closing stock price for all trading days in December three years later.

b)	Remove and Replace Paragraph No. 8 as follows:

8.         Term of Agreement. This Agreement shall continue in full force and effect until the second (2nd) anniversary of the Effective Date of this Amendment (“Initial Term”). This Agreement shall be extended following the Initial Term (or any successor, extended, or renewal term, (a "Renewal Term") for continuing one year terms; provided, however, that within the ninety (90) day period prior to the expiration of the Initial Term or any Renewal Term, at its discretion, the Compensation Committee or the Board may propose for consideration by Executive, such amendments to the Agreement as it deems appropriate. If Executive's employment with the Company terminates during the Initial Term or a Renewal Term, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

3)	Extension Agreement. This Addendum hereby extends previous agreements for a period of twenty-four (24) months or two full years.

4)	This document consists of three (3) pages including signature page.

Employee

/s/ William J. Clough

William J. Clough

Orbital Energy Group, Inc.

Compensation Committee

By: /s/ Corey Lambrecht

Corey Lambrecht, Independent Director

By: /a/ Steve Cochennet

         Steve Cochennet, Independent Director